Exhibit 99.1

CONTACT:	Scott Cooper
(704) 455-3209 or Lauri Wilks
(704) 455-3239

— For Immediate Release —

Speedway Motorsports Agrees to Purchase Kentucky Speedway

CHARLOTTE, N.C. (May 22, 2008) – Speedway Motorsports, Inc. (NYSE:TRK) has agreed to purchase Kentucky Speedway from Kentucky Speedway, LLC. The agreement was announced today by O. Bruton Smith, founder, chairman and chief executive officer of Speedway Motorsports, Inc. The acquisition is expected to close in the third quarter of 2008.

Kentucky Speedway, which opened in 2000, hosts one NASCAR Nationwide Series event, one NASCAR Craftsman Truck Series event, one IndyCar Series event and other racing events each year. The speedway is located in Sparta, Ky., approximately one-half hour south of Cinncinati, Ohio. The speedway is easily accessible via modern highways.

Located on approximately 820 acres, Kentucky Speedway features a 1.5-mile tri-oval speedway, with chair-back grandstand seating for 66,089 spectators, 50 luxury suites with seats for approximately 2,000, 100 private RV spaces, 200 reserved camping spaces and 1,000 unreserved camping spaces. Kentucky Speedway regularly hosts near capacity crowds for its Nationwide Series events.

“This is a wonderful opportunity for our company to grow into a new market in a modern speedway facility. We continue to be committed to investing in the motorsports industry,” said Smith.

Smith added that he has offered Jerry Carroll, who was instrumental in the development of Kentucky Speedway, the opportunity to remain involved in its future operations.

Kentucky Speedway will join an outstanding lineup of SMI facilities. The company also owns and operates Atlanta Motor Speedway; Bristol Motor Speedway in Bristol, Tenn.; Infineon Raceway in Sonoma, Calif.; Las Vegas Motor Speedway; Lowe’s Motor Speedway in Concord, N.C.; New Hampshire Motor Speedway, in Loudon, N.H.; and Texas Motor Speedway in Ft. Worth, Texas.

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With this acquisition, the company will own race tracks in the West, Northeast, Midwest, Southeast and Southwest, including four of the nation’s top-10 designated market areas.

The breakdown includes: the fifth-largest market (Texas/Dallas-Ft. Worth); the sixth-largest market (Infineon/San Francisco); the seventh-largest market (New Hampshire/Boston); the eighth-largest market (Atlanta); the 25th-largest market (Lowe’s/Charlotte); the 33rd-largest market (Kentucky/Cincinnati): the 43rd-largest market (Las Vegas); and the 91st-largest market (Bristol/Tri-Cities).

About Speedway Motorsports, Inc.

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its 600 Racing subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally-owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company's future operations and financial results. There are many factors that affect future events and trends of the Company's business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of expense reduction efforts; capital projects; expansion; economic conditions; stock repurchases; financing needs; insurance; litigation; taxes; oil and gas activities and associated profitability; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.